Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enterprise Products Partners L.P. on Form S-4 of (i) our report dated March 2, 2009 (July 6, 2009 as to the effects of the adoption of SFAS 160 and EITF 07-4 and the related disclosures in Notes 1 and 3), relating to the consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160 and EITF 07-4) appearing in the Current Report on Form 8-K of Enterprise Products Partners L.P. dated July 8, 2009, (ii) our report dated March 2, 2009 relating to the effectiveness of Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2008, and (iii) our report dated March 2, 2009 (July 6, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3), relating to the consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries at December 31, 2008 (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in the Current Report on Form 8-K of Enterprise Products Partners L.P. dated July 8, 2009. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
September 22, 2009